Exhibit 99.17

Pazoo, Inc. Extends Letter of Intent with DMC Athletics and Rehabilitation

CEDAR KNOLLS, N.J., Feb. 6, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB: PZOO) (German WKN#: A1J3DK) is announcing that it will extend its binding letter of intent for the acquisition of New Jersey based DMC Athletics & Rehabilitation, Inc. (DMC) to June 30, 2013. DMC is a collection of Out Patient Orthopedic Physical Therapy and Personal Training Centers in Morris County, New Jersey.

On Tuesday October 2, 2012 Pazoo executed a binding letter of intent for the acquisition of DMC. The letter of intent was to expire forty-five days after execution if a definitive agreement was not signed. DMC was significantly impacted from Hurricane Sandy at the end of October, as were many businesses in New Jersey and the surrounding areas.  Hurricane Sandy resulted in over a week's worth of lost business, damage to equipment, and a total financial loss of well over six figures.

Pazoo understands that natural disasters such has Hurricane Sandy cannot always be anticipated and therefore will extend their letter of intent with DMC until June 30, 2013 so that DMC can be given substantial time to fully recoup its losses and bring its physical therapy and personal training business back to operating at 100%.

As previously stated in the October 4, 2012 press release, Pazoo will exchange a $1.5 million 2 year balloon note at 3% interest with DMC's owners for the acquisition and a possible earn out over the next two years. DMC's Centers will become the Wellness centers for Pazoo and will act as a beta testing ground and laboratory for new products before release to market.  Pazoo is anticipating that DMC will be back to full operating status by June 30, 2013 and is excited for its future collaboration with DMC.

Steven Basloe, President of Pazoo, Inc., stated, "As devastating as Hurricane Sandy was, we understand it was out of the control of DMC and that DMC could not prevent such an act of nature.  We are very excited that we are extending the LOI with DMC and are confident that will bounce back from this natural disaster better than ever.  We know the vast potential of DMC and are delighted to potentially do a deal with DMC.  We know DMC will add tremendous value to our company and we are excited to move forward with them."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.